Exhibit 99.2

News Release

LASALLE HOTEL PROPERTIES ANNOUNCES TWO ASSET SALES;
UNDER CONTRACT TO SELL A THIRD HOTEL
Sold Lansdowne Resort in Lansdowne, VA
Sold Alexis Hotel in Seattle, WA
Under Contract to Sell Hotel Triton in San Francisco, CA

BETHESDA, MD, April 3, 2017 -- LaSalle Hotel Properties (NYSE: LHO) today announced it has sold two hotel assets and is under contract to sell a third hotel for a combined $218.9 million of proceeds:

•	Lansdowne Resort for $133.0 million. The Company acquired the resort in June 2003 for $115.8 million.

•	Alexis Hotel for $71.6 million. The Company acquired the hotel in June 2006 for $38.0 million.

•	Hotel Triton is under contract for $14.25 million. The Company expects the sale to close in April 2017. The Company acquired the hotel in August 2013 for $10.9 million.

The Company will use proceeds from the asset sales to redeem the $68.8 million outstanding of 7.5 percent Series H Preferred Shares and for general corporate purposes. The Preferred Share redemption will close on May 4, 2017.

“Including the sale of Hotel Deca in January and the upcoming sale of Hotel Triton, we will have sold four assets in 2017 for a combined $273.9 million at an average 6.5 percent trailing cap rate. Pro forma for the four transactions, we have $408.6 million of cash on hand and complete availability on our credit facilities. We are in an excellent position to redeploy this capital as opportunities arise, including the upcoming redemption of our 7.5 percent Series H Preferred Shares,” said Michael D. Barnello, President and Chief Executive Officer of LaSalle Hotel Properties.

About LaSalle Hotel Properties
LaSalle Hotel Properties is a leading multi-operator real estate investment trust. After the sale of Hotel Triton, the Company will own 42 hotels. The properties are upscale, full-service hotels, totaling approximately 10,700 guest rooms in 11 markets in seven states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale, full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging groups, including

Hilton Hotels Corporation, Marriott International, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, Two Roads Hospitality, Davidson Hotel Company, Kimpton Hotel & Restaurant Group, LLC, Accor, HEI Hotels & Resorts, JRK Hotel Group, Inc., Viceroy Hotel Group, Highgate Hotels, Access Hotels & Resorts, and Provenance Hotels.

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words “will,” "believe," "expect," "intend," "anticipate," "estimate," "project," “may,” “plan,” “seek,” “should,” or similar expressions. Forward-looking statements in this press release include, among others, statements about the Company’s use of sale proceeds. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) risks associated with the hotel industry, including competition for guests and meetings from other hotels and alternative lodging companies, increases in wages, energy costs and other operating costs, potential unionization or union disruption, actual or threatened terrorist attacks, any type of flu or disease-related pandemic and downturns in general and local economic conditions, (ii) the availability and terms of financing and capital and the general volatility of securities markets, (iii) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act of 1990, as amended, and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to maintain its qualification as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns, (ix) the risk of a material failure, inadequacy, interruption or security failure of the Company’s or the hotel managers’ information technology networks and systems, and (x) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Additional Contacts:
Kenneth G. Fuller or Max D. Leinweber - 301/941-1500
For additional information or to receive press releases via e-mail, please visit our website at www.lasallehotels.com.